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                                                                   [LETTERHEAD]


Editorial Contact:
Mary Anne Carson
Assistant Vice President
Tel. (408) 458-4501 ext. 2012
Fax (408) 458-0460

FOR IMMEDIATE RELEASE

                           COAST BANCORP, HOLDING COMPANY FOR
                                 COAST COMMERCIAL BANK
                            REPORTS RECORD EARNINGS FOR 1996
                                 EARNINGS INCREASE 31%
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                                  12-31-96 HIGHLIGHTS:
 - TOTAL ASSETS OF $237 MILLION, UP 14% OVER YEAR-END 1995, $29 MILLION INCREASE
 - TOTAL DEPOSITS OF $185 MILLION, UP 13% OVER YEAR-END 1995, $21 MILLION
   INCREASE
 - TOTAL LOANS OF $124 MILLION, UP 16% OVER YEAR-END 1995, $16 MILLION INCREASE
 - NET INCOME OF $4,128,000 FOR THE BANK'S 15TH YEAR OF OPERATION
 - FOURTH QUARTER 1996 NET INCOME OF $1,041,000
                    -------------------------------------------------

Santa Cruz, California, January 28, 1997 -- Coast Bancorp (OTC: CTBP), parent company of Coast Commercial Bank, today announced record earnings for the period ended December 31, 1996, marking its fifteenth operating year in Santa Cruz County. Annual income for 1996 was $4,128,000 or $1.85 per share as compared to 1995 earnings of $3,149,000 or $1.38 per share. Net income for the fourth quarter was $1,041,000 or $0.47 per share, a 20% increase over the same period in 1995 of $864,000 or $0.38 per share.

Total assets at December 31, 1996 were $236,915,000, total deposits were $185,468,000 and total loans were $123,722,000. Total assets increased by 14%, total deposits increased by 13% and net loans increased by 16% over the same period in 1995.

President and CEO of Coast Bancorp and Coast Commercial Bank, Harvey J. Nickelson concluded, "We are extremely pleased with our 1996 results. Our successful performance reflects significant increases in SBA revenues, as well as quality growth in our loan and deposit portfolios."

Based in Santa Cruz California as the only locally owned and operated community bank with headquarters in Santa Cruz, Coast Commercial Bank operates five branches in Santa Cruz County located in Santa Cruz, Aptos, Scotts
Valley and Watsonville.